UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Idearc Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5095175
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

2200 West Airfield Drive DFW Airport, Texas	75261
(Address of Principal Executive Offices)	(Zip Code)

(972) 453-7000

(Registrant’s telephone number, including area code)

Idearc Inc. Long Term Incentive Plan

(Full title of the plan)

William G. Mundy

Executive Vice President, General Counsel and Secretary

Idearc Inc.

2200 West Airfield Drive

DFW Airport, Texas 75261

(972) 453-7920

Copies to:

Glen J. Hettinger

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

(214) 855-7444

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.01 par value per share	2,500,000 shares	$28.35	$70,875,000	$7,583.63

(1)	This Registration Statement also covers an additional indeterminable number of shares as may be required pursuant to the Idearc Inc. Long Term Incentive Plan in the event of a stock dividend, stock split, recapitalization, exchange of shares or other similar change in Idearc Inc.’s (the “Company”) Common Stock (the “Common Stock”).
(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of high and low prices of the Common Stock on the New York Stock Exchange on January 3, 2007, in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants in the Idearc Inc. Long Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 and the introductory note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(1) The Company’s Form 10 for Registration of Securities, as amended, filed on November 1, 2006, File No. 001-32939;

(2) The description of the Common Stock contained in the Company’s Form 10 for Registration of Securities, as amended, filed on November 1, 2006, File No. 001-32939; and

(3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of Amendment No. 6 to the Company’s Form 10 for Registration of Securities, filed on November 1, 2006, File No. 001-32939.

In addition to the foregoing, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interest of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Articles”) limits the liability of its directors and officers. Specifically, Article VII provides in part that:

The Corporation shall indemnify any person who was or is an authorized representative of the Corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to, the best interests of the Corporation, or, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation; provided, however, that except as provided in this Article 7 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board; provided further, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

Article VI of the Company’s Amended and Restated Bylaws provides for the indemnification of the Company’s directors and officers. Specifically, Article VI provides in part that:

The Corporation, to the fullest extent permitted or required by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another Corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent, against all losses, expenses (including, without limitation, attorney fees and other fees and disbursements), liabilities, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement actually and reasonably incurred (collectively, “Expenses”) by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the board of directors.

Section 145 of the DGCL permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. The DGCL also permits the Company to purchase Director and Officer liability insurance against such liabilities.

The Company maintains Director and Officer liability insurance and has entered into indemnification agreements with its officers and directors. A form of the indemnification agreement is filed as Exhibit 10.12 to Amendment No. 4 to the Company’s Form 10 for Registration of Securities, filed on October 27, 2006 (File No. 001-32939).

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Form 10 for Registration of Securities, filed October 30, 2006 (File No. 001-32939))

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 21, 2006 (File No. 001-32939))

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Counsel (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

99.1	Idearc Inc. Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on November 21, 2006 (File No. 001-32939))

*	Filed herewith

ITEM 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas on January 8, 2007.

Idearc Inc.

By:	/s/ William G. Mundy
William G. Mundy
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WILLIAM G. MUNDY and ANDREW COTICCHIO, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ John J. Mueller John J. Mueller	Chairman and Director	January 8, 2007

/s/ Katherine J. Harless Katherine J. Harless	President, Chief Executive Officer and Director (Principal Executive Officer)	January 8, 2007

/s/ Andrew Coticchio Andrew Coticchio	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 8, 2007

/s/ Donald B. Reed Donald B. Reed	Director	January 8, 2007

/s/ Stephen L. Robertson Stephen L. Robertson	Director	January 8, 2007

/s/ Thomas S. Rogers Thomas S. Rogers	Director	January 8, 2007

/s/ Paul E. Weaver Paul E. Weaver	Director	January 8, 2007

/s/ Jerry V. Elliott Jerry V. Elliott	Director	January 8, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Form 10 for Registration of Securities, filed October 30, 2006 (File No. 001-32939))

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 21, 2006 (File No. 001-32939))

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Counsel (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

99.1	Idearc Inc. Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on November 21, 2006 (File No. 001-32939))

*	Filed herewith